                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------
                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                 Date of Report
                        (Date of earliest event reported)
                                   May 7, 1996

                                MANOR CARE, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

       1-8195                                                52-1200376
(Commission File Number)                       (IRS Employer Identification No.)

10750 Columbia Pike, Silver Spring, Maryland                    20901
(Address of principal executive offices)                      (Zip code)

                         Registrant's telephone number,
                       including area code (301) 681-9400

Item 5.           Other Events.

         Manor Care, Inc. (the "Company") intends to separate its lodging business from its health care business (the "Spinoff"). On March 4, 1996, the Company's Board of Directors voted to approve, in principle, the Spinoff, subject to the receipt of regulatory and other approvals and consents and satisfactory implementation of the arrangements for the Spinoff. The Company anticipates that the Spinoff will be completed in approximately five to seven months.

         On May 7, 1996, the Company completed the restatement of its annual audited financial statements to reflect the lodging business as a discontinued operation. These statements are filed herewith.

Item 7.           Financial Statements and Exhibits.

(a)               Financial Statements

                  Management's Review of Operating Results

                  Consolidated Statements of Income

                  Consolidated Balance Sheets

                  Consolidated Statements of Shareholders' Equity

                  Consolidated Statements of Cash Flows

                  Management's Review of Financial Position and Cash Flows

                  Report of Independent Public Accountants

                  Notes to Consolidated Financial Statements

(b)               Financial Statement Schedule

                  Schedule II - Valuation and Qualifying Accounts

(c)               Exhibits

99.1 Press Release, dated March 7, 1996, announcing the intention to separate the lodging business and healthcare business.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             MANOR CARE, INC.

                                             (Registrant)

                                             By: /s/ James H. Rempe
                                                -----------------------------
                                             Name: James H. Rempe
                                             Title: Senior V.P. and Secretary

Date:  May 7, 1996

MANAGEMENT'S REVIEW OF OPERATING RESULTS

The following review of operating results includes the historical results of operations of the Company for the years ended May 31, 1995, 1994, and 1993 reflecting the Company's lodging business as discontinued operations. The results of operations for the years ended May 31, 1995, 1994 and 1993 filed in Form 10K-Annual Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 for the year ended May 31, 1995, have been restated herein to reflect the Company's lodging business as discontinued operations. On March 7, 1996 the Company announced its intention to proceed with the separation of its lodging business from its health care business via a spin-off of the lodging division. The Board of Directors voted to approve, in principle, the transaction subject to receipt of regulatory and other approvals and consents and satisfactory implementation of the arrangements for the separation. The Company anticipates that the transaction will be completed in the next five to seven months. The Company has received a ruling from the Internal Revenue Service that such a spin-off will be tax-free.

COMPARISON OF FISCAL YEAR RESULTS

Income from continuing operations increased $9.0 million in fiscal year 1995. This compares to an increase of $14.0 million for fiscal year 1994. Fiscal year 1994 includes a gain on sale of property of $8.0 million pretax or $4.8 net of tax. Excluding gain on sale of property increases in income from continuing operations for fiscal 1995 and 1994 were 22% and 17%, respectively.

Revenues increased $96.2 million or 10% to $1.0 billion in fiscal year 1995, while operating expenses increased $73.8 million or 11% to $770.0 million, resulting in a $22.4 million increase in operating profits. This compares to an increase of 11% in both revenue and expense for fiscal year 1994. The increased fiscal year 1995 revenue was predominantly due to increased rates, $57.4 million, and additional capacity, $33.6 million. The increase of $92.3 million in revenue for fiscal year 1994 reflected a 28% increase in beds served for the 82%-owned institutional pharmacy and approximately $56.3 million related to value added services in the nursing and assisted living facilities.

The Company actively controls costs and has generally been successful at maintaining overall cost increases at rates consistent with the applicable rates of inflation. Increases in labor costs reflect additional services provided for special needs and higher levels of acuity. Labor costs account for approximately 62% of the increase in operating expenses for fiscal year 1995 and 65% for fiscal year 1994.

Depreciation and amortization expense increased by 11% in fiscal year 1995 to $54.4 million. In fiscal year 1994 depreciation and amortization expense increased by 6%. Increases were due to acquisitions and construction of additional facilities.

General corporate expenses represented 6% of revenue in fiscal years 1995, 1994 and 1993. General corporate expenses include all indirect operating expenses as well as risk management, information systems, treasury, accounting, legal and other administrative support for the Company and its various subsidiaries.

Interest expense decreased 17% in fiscal year 1995 and 22% in fiscal year 1994. The decrease in both years was primarily due to the redemption of $99.0 million in 6 3/8% debentures in October 1993.

Included in discontinued operations is interest expense charged by the continuing healthcare segment to the discontinued lodging segment relating to cash advances provided to the lodging segment for the acquisition and renovation of lodging assets for the years ended May 31, 1995, 1994 and 1993 of $15.5 million, $10.7 million and $7.1 million, respectively. Interest is charged at an annual rate of 9% on the indebtedness.

                        Manor Care, Inc. and Subsidiaries

                        CONSOLIDATED STATEMENTS OF INCOME

Years Ended May 31 (in thousands of dollars, except per share data)
                                                       1995          1994         1993
- ----------------------------------------------------------------------------------------
REVENUES                                           $ 1,019,458    $ 923,308    $ 830,968
                                                   -----------    ---------    ---------
EXPENSES
   Operating expenses                                  769,998      696,199      627,733
   Depreciation and amortization                        54,374       49,019       46,394
   General corporate                                    63,197       53,644       46,371
                                                   -----------    ---------    ---------
        Total expenses                                 887,569      798,862      720,498
                                                   -----------    ---------    ---------
   INCOME FROM CONTINUING OPERATIONS BEFORE
        OTHER INCOME AND (EXPENSES) AND
        INCOME TAXES                                   131,889      124,446      110,470
                                                   -----------    ---------    ---------
OTHER INCOME AND (EXPENSES)
   Interest income from advances to
        discontinued lodging subsidiary                 15,492       10,665        7,083
   Interest income and other                             7,348        5,288        6,292
   Minority interest expense                            (2,129)      (1,752)      (1,408)
   Gain on sale of property                                 --        7,978           --
   Interest expense                                    (22,769)     (27,441)     (34,988)
                                                   -----------    ---------    ---------
        Total other expenses, net                       (2,058)      (5,262)     (23,021)
                                                   -----------    ---------    ---------
INCOME FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                 129,831      119,184       87,449
INCOME TAXES                                            52,156       50,481       32,720
                                                   -----------    ---------    ---------
INCOME FROM CONTINUING OPERATIONS                       77,675       68,703       54,729
DISCONTINUED OPERATIONS
   Income from discontinued operations (net
        of income taxes of $13,144, $8,019
        and $5,780, respectively)                       16,811        9,659        7,654
                                                   -----------    ---------    ---------
INCOME BEFORE EXTRAORDINARY ITEM                        94,486       78,362       62,383
EXTRAORDINARY ITEM (DEBT REDEMPTION, NET OF
   INCOME TAXES OF $1,851)                                  --           --       (3,019)
                                                   -----------    ---------    ---------
NET INCOME                                         $    94,486    $  78,362    $  59,364
                                                   ===========    =========    =========
WEIGHTED AVERAGE SHARES OUTSTANDING                     62,480       60,524       57,316
                                                   ===========    =========    =========
INCOME PER SHARE OF COMMON STOCK
   Income from continuing operations               $      1.24    $    1.13    $    0.96
   Discontinued operations (net of income taxes)          0.27         0.16         0.13
   Extraordinary item (debt redemption)                     --           --         (.05)
                                                   -----------    ---------    ---------
Net income per share of common stock               $      1.51    $    1.29    $    1.04
                                                   ===========    =========    =========

The accompanying notes are an integral part of these consolidated statements.

                        Manor Care, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

May 31 (in thousands of dollars)                                   1995          1994
- -----------------------------------------------------------------------------------------
ASSETS
- -----------------------------------------------------------------------------------------
CURRENT ASSETS
   Cash and cash equivalents                                  $    72,972    $    57,698
   Receivables (net of allowances of $18,797 and $15,481)          74,203         66,443
   Inventories                                                     16,849         12,685
   Current deferred income tax benefit                             28,005         10,967
   Other                                                           10,895          5,298
                                                              -----------    -----------
     Total current assets                                         202,924        153,091
                                                              -----------    -----------
PROPERTY AND EQUIPMENT, AT COST, NET
OF DEPRECIATION                                                   736,635        645,239
                                                              -----------    -----------
ADVANCES TO DISCONTINUED LODGING SEGMENT                          198,522        147,061
                                                              -----------    -----------
NET INVESTMENT IN DISCONTINUED OPERATIONS                          65,829         55,208
                                                              -----------    -----------
OTHER ASSETS                                                       85,907         85,037
                                                              -----------    -----------
                                                              $ 1,289,817    $ 1,085,636
                                                              ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
- -----------------------------------------------------------------------------------------
CURRENT LIABILITIES
   Current portion of long-term debt                          $     4,829    $     5,098
   Accounts payable                                                48,172         35,586
   Accrued expenses                                                86,366         83,031
   Income taxes payable                                                --         12,681
                                                              -----------    -----------
     Total current liabilities                                    139,367        136,396
                                                              -----------    -----------
MORTGAGES AND OTHER LONG-TERM DEBT                                157,600         66,290
                                                              -----------    -----------
SUBORDINATED LONG-TERM DEBT                                       157,671        157,602
                                                              -----------    -----------
DEFERRED INCOME TAXES ($139,075 AND $126,123) AND OTHER           210,306        191,533
                                                              -----------    -----------
SHAREHOLDERS' EQUITY
   Common stock $.10 par, 160,000,000 and 80,000,000 shares
     authorized; 65,513,734 and 65,436,734 shares issued            6,553          6,545
   Contributed capital                                            168,699        167,316
   Retained earnings                                              491,520        402,520
   Cumulative translation adjustment                                  709            (31)
   Treasury stock, 2,989,264 and 2,986,492 shares, at cost        (42,608)       (42,535)
                                                              -----------    -----------
     Total shareholders' equity                                   624,873        533,815
                                                              -----------    -----------
                                                              $ 1,289,817    $ 1,085,636
                                                              ===========    ===========

The accompanying notes are an integral part of these consolidated balance sheets.

                        Manor Care, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                         Cumulative
                                        Common Stock        Contributed    Retained      Translation
(in thousands of dollars)            Shares     Amount        Capital      Earnings      Adjustment
- ----------------------------------------------------------------------------------------------------
Balance, May 31, 1992              60,363,588   $6,036       $ 66,852      $275,264        $(640)

   Net income                               -        -              -        59,364            -
   Exercise of stock options          107,244       11          1,457             -            -
   Cash dividends                           -        -              -        (5,096)           -
   Other                                    -        -            162             -          992
                                   ----------   ------       --------      --------        -----

Balance, May 31, 1993              60,470,832    6,047         68,471       329,532          352

   Net income                               -        -              -        78,362            -
   Exercise of stock options          222,380       23          2,186             -            -
   Cash dividends                           -        -              -        (5,374)           -
   Debenture Conversion             4,743,522      475         96,432             -            -
   Other                                    -        -            227             -         (383)
                                    ---------   ------       --------      --------        -----

Balance, May 31, 1994              65,436,734    6,545        167,316       402,520          (31)

   Net income                               -        -              -        94,486            -
   Exercise of stock options           77,000        8            833             -            -
   Cash dividends                           -        -              -        (5,489)           -
   Other                                    -        -            550             3          740
                                   ----------   ------       --------      --------        -----

Balance, May 31, 1995              65,513,734   $6,553       $168,699      $491,520        $ 709
                                   ==========   ======       ========      ========        =====

The accompanying notes are an integral part of these consolidated statements.

                        Manor Care, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended May 31 (in thousands of dollars)            1995          1994          1993
- ------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                           $  94,486     $  78,362     $  59,364
Reconciliation of net income to net cash
provided by operating activities:
Income from discontinued operation                     (16,811)       (9,659)       (7,654)
Depreciation and amortization                           54,374       (49,019        46,394
Amortization of debt discount                              499           940           899
Provision for bad debts                                 12,587        10,563         6,853
(Decrease) increase in deferred taxes                   (4,086)        3,005         9,673
Gain on sale of facilities                                  --        (7,978)           --
Changes in assets and liabilities (excluding
sold facilities and acquisitions):
Change in receivables                                  (20,128)      (16,269)      (13,454)
Change in inventories and other current assets          (9,115)         (587)          111
Change in current liabilities                           15,839         7,374        (6,609)
Change in income taxes payable                         (12,681)        7,427           719
Change in other liabilities                              5,796         8,624         6,147
                                                     ---------     ---------     ---------

NET CASH PROVIDED BY CONTINUING OPERATIONS             120,760       130,821       102,443

NET CASH PROVIDED BY DISCONTINUED OPERATIONS            48,604        42,878        21,866
                                                     ---------     ---------     ---------

NET CASH PROVIDED BY OPERATING ACTIVITIES              169,364       173,699       124,309
                                                     ---------     ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Investment in property and equipment                (83,900)      (72,932)      (45,227)
   Acquisition of healthcare facilities                (56,745)           --            --
   Acquisition of pharmacies                            (2,451)       (7,217)      (29,188)
   Proceeds from the sale of property                       --        15,630            --
   Sale of (investment in) healthcare business          13,334       (10,000)           --
   Investment in systems development                    (8,000)           --            --
   Other items, net                                     (2,563)          450         6,006
                                                     ---------     ---------     ---------

NET CASH UTILIZED BY INVESTING
  ACTIVITIES FROM CONTINUING OPERATIONS               (140,325)      (74,069)      (68,409)

NET CASH UTILIZED BY INVESTING
  ACTIVITIES FROM DISCONTINUED OPERATIONS              (92,422)      (69,127)      (69,962)
                                                     ---------     ---------     ---------

NET CASH UTILIZED BY INVESTING ACTIVITIES             (232,747)     (143,196)     (138,371)
                                                     ---------     ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowing of long-term debt                         207,254            --       150,000
   Principal payments of debt                         (122,496)      (52,479)     (165,356)
   Advances to discontinued operations                 (51,461)      (68,361)      (78,700)
   Proceeds from exercise of stock options                 841         2,209         1,468
   Dividends paid                                       (5,489)       (5,374)       (5,096)
                                                     ---------     ---------     ---------

NET CASH PROVIDED (UTILIZED) BY
  FINANCING ACTIVITIES FROM CONTINUING OPERATIONS       28,649      (124,005)      (97,684)

NET CASH PROVIDED BY FINANCING
  ACTIVITIES FROM DISCONTINUED OPERATIONS               50,008        71,447       108,768
                                                     ---------     ---------     ---------

NET CASH PROVIDED (UTILIZED) BY FINANCING
  ACTIVITIES                                            78,657       (52,558)       11,084
                                                     ---------     ---------     ---------

NET CHANGE IN CASH AND CASH EQUIVALENTS                 15,274       (22,055)       (2,978)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR          57,698        79,753        82,731
                                                     ---------     ---------     ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR             $  72,972     $  57,698     $  79,753
                                                     =========     =========     =========

The accompanying notes are an integral part of these consolidated statements.

MANAGEMENT'S REVIEW OF FINANCIAL POSITION AND CASH FLOWS

LIQUIDITY AND CAPITAL RESOURCES

The Company maintains adequate capital resources, including strong operating cash flows and committed lines of credit, to support ongoing operations and fulfill projected capital requirements for both the upcoming year and the foreseeable future.

On March 7, 1996, the Company announced its intention to proceed with a separation of its lodging business from its health care business via a spin-off of the lodging division. The Board of Directors voted to approve, in principle, the transaction subject to receipt of regulatory and other approvals and consents and satisfactory implementation of the arrangements for the separation. The Company anticipates that the transaction will be completed in the next five to seven months. The Company has received a ruling from the Internal Revenue Service that such a spin-off will be tax-free. Management believes the ability to raise both debt and equity capital will be enhanced upon completion of the transaction. As of May 31, 1995, the Company had cash advances totalling $198.5 million outstanding from the lodging segment. The cash advances are to be repaid over a three year period from the date of the proposed spin-off. Interest is charged at an annual rate of 9% on the indebtedness.

In November 1994, the Company entered into a revolving credit facility provided by a group of eighteen banks. This facility replaced the $100.0 million revolving credit facility agreement, as amended, dated June 1993, and the $65.0 million multi-currency revolving credit facility agreement, as amended, dated December 1992. The new facility expires in November 1999. At May 31, 1995, bank lines totaled $270.0 million of which $141.7 million remained unused.

The Company maintains adequate debt capacity as evidenced by Standard & Poor's assignment of an investment grade BBB to the Company's senior debt. The Company's ratio of senior debt to equity plus subordinated debt is .2 to 1. Furthermore, a significant portion of the Company's property and equipment remains unencumbered.

The Company's working capital ratio at May 31, 1995 was 1.5. The Company attempts to minimize its investment in net current assets, and believes that the maintenance of minimal working capital is an appropriate objective given the stability of the Company's operating cash flows and the depth of its financial resources.

PROPERTY

Investment in property and equipment includes routine capital expenditures and specialty product conversions. During fiscal 1995, investment in property and equipment utilized in continuing operations amounted to $84.0 million. Additionally, during fiscal 1995, $56.7 million was spent to acquire 9 additional nursing centers and assisted living facilities.

LONG-TERM DEBT

Long term debt was $315.3 million at May 31, 1995 compared to $223.9 million at May 31, 1994. The amounts exclude debt related to discontinued operations of $52.1 million at May 31, 1995 and $53.0 at May 31, 1994. The increase in long-term debt is mainly attributable to the Company's acquisition of 9 additional nursing centers and assisted living facilities.

SHAREHOLDERS' EQUITY

Shareholders' equity increased to $624.9 million at May 31, 1995 from $533.8 million at May 31, 1994. This increase was primarily due to net income of $94.5 million, reduced by dividend payments amounting to $5.5 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Manor Care, Inc.:

  We have audited the accompanying consolidated balance sheets of Manor Care, Inc. (a Delaware Corporation) and subsidiaries as of May 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended May 31, 1995. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above (appearing on pages 5-8 and 11-19) present fairly, in all material respects, the financial position of Manor Care, Inc. and subsidiaries as of May 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1995, in conformity with generally accepted accounting principles.

   Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            Arthur Andersen LLP

WASHINGTON, D.C.,
MAY 3, 1996

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                           Principles of Consolidation

   The consolidated financial statements include the accounts of Manor Care, Inc. and its subsidiaries (the "Company"). The accompanying financial statements have been restated to reflect the lodging segment as a discontinued operation. All significant intercompany transactions have been eliminated.

                                      Cash

   The Company considers all highly liquid securities purchased with a maturity of three months or less to be cash equivalents.

                             PROPERTY AND EQUIPMENT

   The components of property and equipment at May 31, were:

(in thousands of dollars)                                           1995                   1994
- -------------------------                                     ----------              ---------

Land                                                          $   78,092              $  69,232
Building and improvements                                        746,961                665,078
Capitalized leases                                                12,747                 12,747
Furniture, fixtures and equipment                                163,278                139,606
Facilities in progress                                            23,956                 15,653
                                                              ----------              ---------
                                                               1,025,034                902,316
Less:  Accumulated depreciation                                 (288,399)              (257,077)
                                                              ----------              ---------
                                                              $  736,635              $ 645,239
                                                              ==========              =========

     Depreciation has been computed for financial reporting purposes using the straight-line method. A summary of the ranges of estimated useful lives upon which depreciation rates have been based follows:

    Building and improvements              10-40 years
    Furniture, fixtures and equipment       3-20 years

     Accumulated depreciation includes $5.6 million at May 31, 1995 and $5.2 million at May 31, 1994 relating to capitalized leases. Capitalized leases are amortized on a straight-line basis over the lesser of the lease term or the remaining useful lives of the leased properties.

                             CAPITALIZATION POLICIES

     Major renovations and replacements are capitalized to appropriate property and equipment accounts. Upon sale or retirement of property, the cost and related accumulated depreciation are eliminated from the accounts and the related gain or loss is taken into income. Maintenance, repairs and minor replacements are charged to expense.

     Construction overhead and costs incurred to ready a project for its intended use are capitalized for major development projects and are amortized over the lives of the related assets. Pre-opening marketing, personnel recruitment and training costs related to facilities under construction are deferred until construction is completed and then amortized over two years.

     The Company capitalizes interest on borrowings applicable to facilities in progress. Interest has been capitalized as follows: 1995, $1.8 million; 1994, $0.6 million; 1993, $1.0 million.

                             SELF-INSURANCE PROGRAMS

     The Company self-insures for certain levels of general and professional liability, automobile liability and workers' compensation coverage. The estimated costs of these programs are accrued at present values based on actuarial projections for known and anticipated claims.

                           NET INCOME PER COMMON SHARE

     Net income per common share has been computed based on the weighted average number of shares of common stock outstanding. The effect of outstanding and unexercised stock options on the computation is insignificant.

                                  INCOME TAXES

     Included in the 1994 tax provision was a charge of $3.4 million due to the impact on prior periods of a change in the rates. In fiscal year 1993, the Company adopted Statement of Financial Accounting Standards No. 109. This adoption did not have a material effect on the Company's financial statements. Income tax provisions for continuing operations were as follows:

(in thousands of dollars)       1995            1994             1993
- -------------------------   --------        --------         --------
Current tax expense
  Federal                   $ 41,432        $ 40,292         $ 18,417
  State                        9,145           9,882            6,352

Deferred tax expense
  Federal                      1,296           1,594            7,946
  State                          283          (1,287)               5
                            --------        --------         --------
                            $ 52,156        $ 50,481         $ 32,720
                            ========        ========         ========


     Deferred tax assets (liabilities) are comprised of the following at May 31:

(in thousands of dollars)             1995              1994              1993
- -------------------------        ---------         ---------         ---------
Depreciation and
 amortization                    $ (80,554)        $ (74,849)        $ (64,377)
Purchased tax benefits             (46,212)          (47,506)          (47,689)
Gain on stock issuance             (11,895)          (11,895)          (11,616)
Other                              (17,957)             (815)           (4,444)
                                 ---------         ---------         ---------

Gross deferred tax
 liabilities                      (156,618)         (135,065)         (128,126)
                                 ---------         ---------         ---------

Tax deposit                         12,000                --                --
Other                               30,879            20,113            15,676
                                 ---------         ---------         ---------

Gross deferred tax assets           42,879            20,113            15,676
                                 ---------         ---------         ---------

Net deferred tax                 $(113,739)        $(114,952)        $(112,450)
                                 =========         =========         =========

     The Company expects the deferred tax assets to be realized through future taxable income.

     A reconciliation of income tax expense at the statutory rate to income tax expense included in the consolidated statements of income follows:

(in thousands of dollars)                  1995             1994             1993
- -------------------------              --------         --------         --------
Federal income tax rate                      35%              35%              34%
                                             ===             ===              ===

Federal taxes at statutory rate        $ 45,441         $ 41,715         $ 29,732
State income taxes, net of
 Federal tax benefit                      6,128            5,587            4,196
Effect of tax rate changes                   --            3,444               --
Tax credits                                (910)            (910)            (726)
Other                                     1,497              645             (482)
                                       --------         --------         --------

Effective income tax expense           $ 52,156         $ 50,481         $ 32,720
                                       ========         ========         ========

     Income taxes paid on a consolidated basis for the years ended May 31, 1995, 1994 and 1993 were $69,725, $48,005 and $27,746, respectively.

                                ACCRUED EXPENSES

 Accrued expenses at May 31, 1995 and 1994 were as follows:

(in thousands of dollars)                            1995             1994
- -------------------------                         -------          -------

Payroll                                           $51,711          $46,329
Taxes, other than income                           10,406            9,054
Insurance                                           8,209            8,681
Interest                                            1,456            1,207
Other                                              14,584           17,760
                                                  -------          -------
                                                  $86,366          $83,031
                                                  =======          =======

                                 LONG-TERM DEBT

     Maturities of long-term debt at May 31, 1995 were as follows:

Fiscal Year (in thousands of dollars)
- -------------------------------------
         1996                                               $  4,829
         1997                                                  7,984
         1998                                                 13,318
         1999                                                  5,722
         2000                                                114,556
         2001 to 2024                                        173,691
                                                             -------
                                                            $320,100
                                                            ========

     Long-term debt, consisting of mortgages, capital leases and subordinated debt, was net of discount of $1.5 million and $2.0 million at May 31, 1995 and 1994, respectively. Amortization of discount was $.5 million in 1995, $.9 million in 1994 and $.8 million in 1993, including the write-off associated with debt redemptions.

     During fiscal year 1995, interest rates on subordinated debt ranged from 4.75% to 9.5%; interest rates on mortgages and other long-term debt ranged from 4.0% to 15.3%. The weighted average interest rate in fiscal year 1995 was 9.2%.

     In October 1993, the Company redeemed the $99.0 million of 6 3/8% Convertible Subordinated Debentures due 2011. Approximately $3.0 million were redeemed for cash, at a premium, while the remaining debentures were converted into common stock at $20.31 per share which resulted in 4,743,522 shares being issued.

     On November 30, 1994, the Company entered into a $250.0 million competitive advance and multi-currency revolving credit facility provided by a group of eighteen banks. This credit facility replaces the $100.0 million revolving credit facility and the $65.0 million multi-currency revolving credit facility. The new facility provides that up to $75.0 million is available for borrowings in foreign currencies. Borrowings under the facility are, at the option of the Company, at one of several rates including LIBOR plus 26.25 basis points. In addition, the Company has the option to request participating banks to bid on loan participation at lower rates than those contractually provided by the facility. The facility presently requires the Company to pay fees of 3/16 of 1% on the entire loan commitment. The facility will terminate on November 30, 1999. At May 31, 1995, outstanding revolving borrowings amounted to $95.0 million. Additionally, at May 31, 1995 $33.3 million borrowed under the foreign currency portion of the multi-currency credit facility has been included in net investment in discontinued operations as borrowings are directly attributable to the lodging segment.

     Compensating balances of $.8 million are required by certain debt agreements. In addition, various debt agreements impose certain restrictions regarding financial ratios and payment of dividends. At May 31, 1995, approximately $132.0 million of retained earnings were not available for cash dividends and owned property with a net book value of $128.7 million was pledged or mortgaged.

                                     LEASES

     The Company operates certain property and equipment under leases, some with purchase options that expire at various dates through 2023. Future minimum lease payments are as follows:

                                             Operating          Capitalized
(in thousands of dollars)                       Leases               Leases
- -------------------------                    ---------          -----------
1996                                           $ 3,988               $  690
1997                                             4,025                  698
1998                                             3,437                  698
1999                                             3,106                  698
2000                                             2,922                  583
Thereafter                                       8,772                2,487
                                               -------               ------
Total minimum
 lease payments                                $26,250               $5,854
                                               =======

Less:  Amount representing
         interest                                                     2,124
                                                                     ------
Present value of lease payments                                       3,730
Less:  Current portion                                                  341
                                                                     ------
Lease obligations included in
 long-term debt                                                      $3,389
                                                                     ======

     Rental expense under noncancellable operating leases was $4.9 million in 1995, $4.4 million in 1994 and $4.0 million in 1993.

                                  CAPITAL STOCK

     There are 5,000,000 shares of authorized but unissued preferred stock with a par value of $1.00 per share. The rights of the preferred shares will be determined by the Board of Directors when the shares are issued. There are 160,000,000 authorized shares of $.10 par value common stock.

     During fiscal year 1995, the Company acquired 2,772 shares of its common stock for a total cost of $73,000.

     In September 1994, the shareholders approved the Company's Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan - Plan A, and authorized a total 150,000 shares of common stock to be granted to non-employee directors. Pursuant to the plan, each eligible non-employee director was granted 5,000 shares on September 9, 1994 and each non-employee director subsequently elected to the Board of Directors will receive an option to purchase 5,000 shares of common stock on the date of his or her initial election. In addition, each eligible non-employee director will be automatically granted an option to purchase an additional 1,000 shares on the anniversary date of election. Options on 30,000 shares at $27.94 were granted on September 9, 1994 and will become exercisable between September 1996 and September 1998. All 30,000 shares remained outstanding at May 31, 1995. The plan will expire in September 2004.

     In September 1993, the shareholders approved the Company's Key Executive Stock Option Plan of 1993 and authorized 2,000,000 shares of common stock to be granted to key executive officers and key employees until August 31, 2003, at which date the plan will expire. During the current period, 80,000 options were granted and will become exercisable from 1996 to 2001 and expire in December 2003. At May 31, 1995, options for the purchase of an aggregate of 516,500 shares were outstanding at prices equal to the market value of the stock at date of grant.

     Under the Company's 1969 stock option plan, as amended and extended, stockholders authorized 5,223,437 shares of common stock to be granted to key executive employees until September 30, 1993. At May 31, 1995, options for the purchase of an aggregate of 2,991,750 shares were outstanding at prices equal to the market value of the stock at date of grant. During the current period, no options were granted to executive officers and key employees. Options totaling 1,260,986 are presently exercisable and 1,730,764 will become exercisable from 1996 to 2002 and will expire at various dates to September 2003.

     Option activity under the above plans, adjusted for prior stock splits, dividends and previously granted non-qualified options, was as follows:

                                              Number of Shares                                   Average Option Price
                           --------------------------------------------------          --------------------------------------
Options                         1995                1994                 1993            1995            1994            1993
- -------                    ---------           ---------            ---------          ------          ------          ------
Granted                      110,000             476,500              444,000          $27.50          $22.42          $20.97
Exercised                     77,000             222,380              107,244          $10.92          $ 9.93          $10.14
Cancelled                          -             149,700              206,700          $    -          $ 7.38          $12.66
Outstanding
 At May 31                 3,538,250           3,505,250            3,400,830          $14.36          $14.26          $12.27
Available
 for grant
 at May 31                 1,603,500           1,563,500               52,696

     In connection with the spin-off, the outstanding options held by current and former employees of the Company will be redenominated in both Company and lodging company stock and the number and exercise prices of the options will be adjusted based on the relative trading prices of shares of the common stock of the two companies to retain the intrinsic value of the options.

                          ACQUISITIONS AND DIVESTITURES

     During fiscal year 1995, the Company purchased nine nursing centers and assisted living facilities for $56.7 million. The Company's 82%-owned pharmacy subsidiary, Vitalink Pharmacy Services, Inc., purchased a pharmacy in Texas servicing 1,300 institutional beds for $2.5 million. In March 1995, the Company sold its investment in a physicians practice management business for $13.3 million.

     During fiscal year 1994, the Company invested $10.0 million in a minority interest in a physicians practice management business. The Company also sold three nursing homes for $15.6 million. The after tax gain recognized from this sale was $4.8 million. Also, during fiscal year 1994, Vitalink Pharmacy Services, Inc. purchased two pharmacies based in Oregon and Colorado which service over 7,400 institutional beds for a total of $7.2 million.

     During fiscal year 1993, the Company sold two nursing facilities for $5.2 million. The realized gain from the sale was immaterial. Also during fiscal year 1993, Vitalink Pharmacy Services, Inc. purchased a pharmacy located in Maryland, servicing 2,600 institutional beds and a pharmacy business in New Jersey, servicing over 9,100 institutional beds, for approximately $29.2 million.

     Unless otherwise noted, acquisitions are accounted for as a purchase. Approximately 70% of the total costs for nursing home acquisitions are allocated to buildings, approximately 20% to land and the remainder to furniture, fixtures and equipment. Acquisition costs in excess of fair market value of the assets acquired are allocated to goodwill.

                             DISCONTINUED OPERATIONS

     On March 7, 1996, the Company announced its intention to proceed with a separation of its lodging business from its health care business. The spin-off of the lodging division will be effected by a distribution to the Company's shareholders of all of the common stock of Choice Hotels International, Inc., a majority owned subsidiary of the Company, which as of the date of the spin-off, will own and operate all of the Company's lodging operations. The Board of Directors voted to approve in principle the transaction subject to receipt of regulatory and other approvals and consents and satisfactory implementation of the arrangements for the separation. The Company anticipates that the transaction will be completed in the next five to seven months. The Company has received a ruling from the Internal Revenue Service that such a spin-off will be tax-free.

     The revenues, income from discontinued operations before income taxes and net income from discontinued operations for the years ended May 31, 1995, 1994 and 1993 were as follows:

                                          1995              1994              1993
                                      --------          --------          --------

Revenues                              $302,535          $239,764          $178,707
                                      ========          ========          ========

Income from discontinued
 operations before taxes              $ 29,955          $ 17,678          $ 13,434
                                      ========          ========          ========

Net income from discontinued
 operations                           $ 16,811          $  9,659          $  7,654
                                      ========          ========          ========

     Included in discontinued operations is interest expense charged by the continuing healthcare segment to the discontinued lodging segment relating to cash advances provided to the lodging segment for the acquisition and renovation of lodging assets. For the years ended May 31, 1995, 1994 and 1993, interest so allocated amounted to $15.5 million, $10.7 million and $7.1 million, respectively. The indebtedness related to lodging acquisitions and renovations are reflected as advances to discontinued lodging segment in the consolidated balance sheets. Such advances amounted to $198.5 million and $147.1 million at May 31, 1995 and 1994, respectively. The indebtedness is to be repaid over a three year period from the date of the proposed spin-off. Interest is charged at an annual rate of 9% on the indebtedness.

     General corporate expenses of $6.3 million, $5.5 million and $5.0 million, respectively, were charged to discontinued operations for the years ended May 31, 1995, 1994 and 1993. General corporate charges were principally determined on a time allocation basis.

                                SUBSEQUENT EVENTS

     In November, 1995 the Company acquired six assisted living facilities, with five attached skilled nursing units, for a total purchase price of $74.3 million, of which $19 million was cash and the remainder was assumed liabilities.

     In October, 1995, the Company purchased approximately 43% of the common stock of In-Home Health, Inc. (IHHI), a provider of home health services, for $22.9 million. The Company paid an additional $20 million to IHHI for 100% of its outstanding voting convertible preferred stock and for warrants to purchase an additional six million shares of common stock. As a result of this transaction the Company effectively controls approximately 63% of the voting stock of IHHI. This transaction was accounted for as purchase.

                          COMMITMENTS AND CONTINGENCIES

     The Company is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and counsel to the Company, the ultimate outcome of such litigation will not have a material adverse effect on the Company's financial position or results of operations.

     Revenues recorded under Federal and state medical assistance programs are subject to adjustment upon audit by appropriate government agencies. For fiscal years 1995, 1994 and 1993 these revenues amounted to $431.0 million, $377.3 million and $337.0 million, respectively. In the opinion of management, any difference between revenues recorded and final determination will not be significant.

     As of May 31, 1995, the Company had contractual commitments of $38.2 million relating to its internal construction program.

                   PENSION, PROFIT SHARING AND INCENTIVE PLANS

     The Company has various pension and profit sharing plans including a supplemental executive retirement plan, and contributes to certain union welfare plans. The provision for these plans amounted to $11.0 million in 1995, $9.3 million in 1994, and $7.7 million in 1993. All vested benefits under retirement plans are funded or accrued.

     The Company sponsors a defined contribution profit sharing plan covering substantially all of its employees. Contributions of up to 6% of each covered employee's salary are determined based on years of service. The cost of the plan totaled $4.8 million in 1995, $4.1 million in 1994 and $4.2 million in 1993.

     Also included in the Company's retirement plans is a defined benefit pension plan covering substantially all of its employees. The benefits are based on service credit for each year of participation after January 1, 1992. In addition, there is a prior benefit equal to the accrued benefit at December 31, 1991 for a predecessor plan.

     Service cost benefits earned during fiscal years 1995, 1994 and 1993 approximated the Plan's annual costs of $2.7 million, $2.8 million and $2.3 million, respectively. As of February 28, 1995, 1994 and 1993, Plan assets of approximately $11.0 million, $7.5 million and $6.1 million compared to vested benefit obligations of $8.7 million, $8.1 million and $6.4 million, respectively.

     Projected benefit obligations were not significantly different from accumulated benefit obligations of $11.0 million, $10.0 million and $7.9 million as of the same dates. Liabilities recorded on the Company's balance sheets as of May 31, 1995, 1994 and 1993, were $.5 million, $2.6 million and $1.7 million, respectively. Projected benefit obligations were determined using an assumed discount rate of 8.5% for 1995 and 8% for 1994 and 1993, an assumed rate of return on plan assets of 8.25% and an assumed compensation increase of 4.5%.

     The Company also has various incentive compensation plans for certain personnel. Incentive compensation accrued was $4.1 million in 1995, $3.7 million in 1994 and $2.5 million in 1993.

                       FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company is required to disclose the fair value of its financial instruments in accordance with Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments". Fair values of material balances were determined by using market rates currently available.

     The balance sheet carrying amount of cash, cash equivalents and receivables approximate fair value due to the short-term nature of these items. Management believes that the fair value of the advances to discontinued lodging segment approximate the carrying value. Mortgages and other long-term debt consist of bank loans, mortgages and capital leases. Interest rates on bank loans adjust frequently based on current market rates; accordingly, the carrying amount of bank loans is equivalent to fair value. Fair values for mortgages and capital leases were determined by discounting future cash flows using the Company's current market rate for secured debt. Fair value of subordinated debt was determined by pricing the debt at quoted market prices.

                                                 Carrying         Estimated
Balances at May 31, 1995                           Amount             Value
- ------------------------                         --------         ---------
(in thousands)
Assets
  Cash & cash equivalents                        $ 72,972          $ 72,972
  Receivables, net                                 74,203            74,203
  Advances to discontinued lodging
    segment                                       198,522           198,522

Liabilities (including current portion)
  Mortgages and other long-term debt              162,429           163,568
  Subordinated long-term debt                     157,671           169,601

                          SUMMARY OF QUARTERLY RESULTS

                                   (Unaudited)

                      Revenues             Income
                        from                from
  Quarters           Continuing          Continuing             Net                   Per
   Ended             Operations          Operations            Income                Share
- -----------          ----------          ----------          ----------              -----
FISCAL 1994
 August              $  221,273          $   28,642          $   19,762              $ .34
 November               224,102              29,126              20,241                .34
 February               231,503              30,683              15,651                .25
 May                    246,430              35,995              22,708                .36
                     ----------          ----------          ----------              -----
                     $  923,308          $  124,446          $   78,362              $1.29
                     ==========          ==========          ==========              =====

FISCAL 1995
 August              $  242,974          $   31,527          $   24,363              $ .39
 November               247,118              31,787              25,007                .40
 February               258,255              32,434              18,741                .30
 May                    271,111              36,141              26,375                .42
                     ----------          ----------          ----------              -----
                     $1,019,458          $  131,889          $   94,486              $1.51
                     ==========          ==========          ==========              =====

                          QUARTERLY MARKET PRICE RANGE

                       OF COMMON STOCK AND DIVIDENDS PAID

                                   (Unaudited)

                                                         Cash Dividends
                        Market Price Per Share           Paid Per Share
  Quarters              ----------------------           --------------
   Ended                High            Low              Amount     Date
 ---------              ----            ---              ------     ----
FISCAL 1993
 August                 $21.25          $15.63           $.022      8/27/92
 November               $24.50          $17.75           $.022      11/27/92
 February               $26.63          $19.00           $.022      2/26/93
 May                    $22.38          $18.63           $.022      5/27/93

FISCAL 1994
 August                 $24.00          $17.50           $.022      8/27/93
 November               $23.25          $19.38           $.022      11/26/93
 February               $28.00          $20.88           $.022      2/25/94
 May                    $29.25          $23.25           $.022      5/27/94

FISCAL 1995
 August                 $27.88          $24.25           $.022      8/26/94
 November               $29.63          $25.25           $.022      11/25/94
 February               $31.25          $27.00           $.022      2/27/95
 May                    $32.25          $27.50           $.022      5/26/95

                                                                     Schedule II

                        MANOR CARE, INC. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS

                            (in thousands of dollars)

                                          Balance at     Charges to                                 Balance at
                                          Beginning        Profit                                      End
Description                               of Period       and Loss      Other        Write-Offs     of Period
- -----------                               ---------       --------      -----        ----------     ---------
Year ended May 31, 1995
   Allowance for doubtful accounts        $15,481        $12,587        $   --        $(9,271)       $18,797
                                          =======        =======        ======        =======        =======

Allowance for doubtful long-
   term notes receivable                  $    --        $    --        $   --        $    --        $    --
                                          =======        =======        ======        =======        =======

Year ended May 31, 1994
   Allowance for doubtful accounts        $ 9,519        $10,563        $3,434(A)     $(8,035)       $15,481
                                          =======        =======        ======        =======        =======

Allowance for doubtful long-
   term notes receivable                  $    --        $    --        $   --        $    --        $    --
                                          =======        =======        ======        =======        =======

Year ended May 31, 1993
   Allowance for doubtful accounts        $11,236        $ 6,853        $   --        $(8,570)       $ 9,519
                                          =======        =======        ======        =======        =======

Allowance for doubtful long-
   term notes receivable                  $    --        $    --        $   --        $    --        $    --
                                          =======        =======        ======        =======        =======

(A)Represents reserves of acquired companies.

                EXHIBIT INDEX


Exhibit No.                  Description
- ----------                   -----------

    99.1 Press Release, dated March 7, 1996, announcing the intention to seperate the lodging business and health care business.

    27             Financial Data Schedule.